Exhibit 10.3

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, dated as of September 9, 2005, is between Forest Oil Corporation, a New York corporation (“Forest”), and SML Wellhead Corporation, a Delaware corporation and a wholly owned subsidiary of Forest (“Spinco”).

WHEREAS, Forest, Spinco, Mariner Energy, Inc., a Delaware corporation (the “Company”), and MEI Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of September 9, 2005 (the “Merger Agreement”), pursuant to which, at the Effective Time (as such term and other capitalized terms not defined herein are defined in the Merger Agreement), Merger Sub will merge with and into Spinco, with Spinco being the surviving corporation, and Spinco becoming a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, this Agreement and the other Transaction Agreements set forth certain transactions that are conditions to consummation of the Merger;

WHEREAS, Spinco and the Company have requested that Forest and one or more of Forest’s Affiliates continue to provide certain services to Spinco and Spinco’s Affiliates in order to assist it in the transition of the Spinco Business for a period described herein following the Effective Time, and Forest has agreed to provide the services described in this Agreement according to its terms and conditions;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

SECTION 1.  SERVICES PROVIDED BY FOREST TO SPINCO

In order to continue the operation of the Spinco Business and to facilitate the orderly and effective transition of the Spinco Business from Forest to Spinco, Forest and its Affiliates shall use commercially reasonable efforts to provide Spinco and its Affiliates with certain services (collectively, the “Services”) to the extent such Services may be requested by Spinco from time to time for the term of this Agreement.

The Services are set forth in Exhibit A, a copy of which is attached to and made a part of this Agreement.  The applicable rates, fees and charges associated with each Service are also set forth in Exhibit A.  The provision by Forest of services not specifically detailed in Exhibit A shall be mutually agreed upon by the parties.

SECTION 2.  PERFORMANCE OF SERVICES

2.1                                 Manner of Performance.  Forest agrees that it shall use commercially reasonable efforts to cause its personnel who previously provided the services being requested herein to the Spinco Business prior to the Effective Time to perform the Services with the same degree of care, skill, confidentiality and diligence with which such personnel perform similar services for Forest and its Affiliates, but in no event less than in conformance with industry standards.  Forest shall insure that Forest’s personnel occupying positions related to the support of the Spinco Business shall devote sufficient time and effort as reasonably required to perform the Services.  If a dispute arises over the nature or quality of the Services, the prior practice of Forest with respect to the Services, as determined from the books and records of Forest relating to the Spinco Business, shall be conclusive as to the nature and quality of the Services.

2.2                                 Provision of Information.  Any data, information, equipment or general directions necessary for Forest or any of its Affiliates to perform the Services shall be submitted by Spinco or its Affiliates in a timely manner.

2.3                                 Termination of Any Service.  The termination of any one or more of the specific Services shall have no impact on Forest’s obligation to continue to provide any other Services.

2.4                                 Laws and Regulations.  Spinco represents and agrees that it and its Affiliates will use the Services provided hereunder only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the conditions, rules, regulations and specifications which may be set forth in any manuals, materials, documents or instructions provided to Spinco and the Company on or prior to the date of this Agreement.

2.5                                 Modification of Service Levels.  Prior to the end of the first calendar month following the Effective Time and prior to the end of every other calendar month thereafter, the parties will review the Services provided to discuss whether the Services will remain at the same level or decrease during the next immediately succeeding month.  Spinco will notify Forest in writing of any Service reduction or termination of Services pursuant to Section 8.

SECTION 3.  CHARGES FOR SERVICES

From and after the date of this Agreement and throughout the term of this Agreement, Spinco agrees to pay to Forest on a monthly basis the service fees set forth on Exhibit A.  The parties agree that the amounts to be paid for Services rendered hereunder are intended to both reasonably cover Forest’s and its Affiliates’ costs in providing the Services and be competitive with the amount charged by third parties for similar services.  Monthly charges for a month that includes the Effective Time or the termination date for this Agreement or any individual Service shall be prorated, based on the number of days such Services are provided in such partial month.

SECTION 4.  PAYMENT OF CHARGES AND REIMBURSEMENTS

On or before the 15th day of each month during the term of this Agreement, Forest shall submit to Spinco (or its designee) an invoice for the Services provided hereunder during the immediately preceding calendar month representing amounts determined in accordance with Section 3 above, if any.  Subject to Section 5.2, Spinco shall remit payment within fifteen days after its receipt of such invoice.  Unless otherwise agreed to in writing, Spinco shall remit all funds due under this Agreement to Forest (or its designee) by wire transfer in immediately available funds based on the instructions set forth in Exhibit B, a copy of which is attached to and made a part of this Agreement.

SECTION 5.  RECORDS AND AUDITS

5.1                                 Records Maintenance and Audits.  All records and other information generated, gathered or maintained by Forest in connection with its provision of the Services pursuant to this Agreement shall be the proprietary material of Spinco.  Forest shall provide Spinco the originals of such records and other information, and any copies kept by Forest with Spinco’s consent shall remain subject to the Confidentiality Agreement, without regard to the termination or expiration date thereof.  Forest shall, for two years after the termination of this Agreement, maintain records and other evidence sufficient to accurately and properly calculate the amounts due determined in accordance with Section 3 hereof.  Spinco or its representatives shall have reasonable access, after requesting such access in writing, during normal business hours to such records for the purpose of auditing and verifying the accuracy of the invoices submitted regarding such amounts due.  Any such audits performed by or on behalf of Spinco shall be at Spinco’s sole cost and expense.  Forest shall fully cooperate with the auditing party’s representatives to accomplish the audit.  Spinco shall have the right to audit Forest’s books for a period of two years after the month in which the Services were rendered.

5.2                                 Disputed Amounts.  In the event of a good-faith dispute as to the amount and/or propriety of any invoices or any portions thereof submitted pursuant to Sections 3 and 4, Spinco shall pay all charges on such invoice and shall promptly notify Forest in writing of such disputed amounts.  So long as the parties are attempting in good faith to resolve the dispute, neither party shall be entitled to terminate the Services related to, or that are the cause of, the disputed amounts.

5.3                                 Undisputed Amounts.  Any statement or payment not disputed in writing by Spinco within six months of the date of such statement shall be considered final and no longer subject to adjustment.

SECTION 6.  CONFIDENTIALITY

Each party acknowledges that in connection with its performance under this Agreement, it may gain access to confidential material and information that is of a proprietary, technical or business nature to the other party.  Therefore, each party agrees that the terms of the Confidentiality Agreement shall apply, without regard to the termination or expiration date thereof, to all such confidential material and information.

Following termination of the Services hereunder, upon written request at any time by either party, the parties shall account for and return to the other party or destroy all papers, books, records and electronic records containing any such confidential, technical, business or proprietary information.

SECTION 7.  TERM OF AGREEMENT

Unless sooner terminated pursuant to Section 8 hereof, this Agreement shall be for a term commencing on the date on which the Effective Time occurs and ending on the last day of the sixth calendar month following the month in which the Effective Time occurs.

SECTION 8.  TERMINATION

8.1                                 Termination of Agreement.  At any time, Spinco may terminate this Agreement for any reason whatsoever by giving Forest at least thirty days’ prior written notice to that effect.  Spinco shall pay Forest for all charges determined pursuant to Section 3 and incurred up to the date of such termination.  Subject to Section 5, Forest may also terminate this Agreement if Spinco does not tender payment for the Services within fifteen days after Spinco is given written notice of a failure to pay.

8.2                                 Termination of Services.  At any time or from time to time, Spinco may terminate any one or more of the specific Services provided hereunder by giving Forest at least thirty days’ prior written notice to that effect.  Either party may terminate any one or more of the specific Services if the providing of such Service would violate any applicable regulation, statute, ordinance or other law; provided, however, that Forest shall give Spinco at least thirty business days’ prior written notice when it intends to terminate any specific Services for this reason.

SECTION 9.  MISCELLANEOUS

9.1                                 Force Majeure.  Forest shall not have any obligation to perform any specific Service hereunder if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strike, terrorism, war, insurrection or other cause or circumstances beyond its control, which acts or occurrences make it impossible for Forest to carry out its obligations under this Agreement.  During the term of the force majeure, Spinco shall not have an obligation to pay for the specific Service that Forest does not provide as a result of the force majeure.

9.2                                 Limitation of Liability.  EXCEPT FOR FAILURE TO COMPLY WITH THE CONFIDENTIALITY PROVISIONS HEREIN AND FOR FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL BREACH, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING LOST PROFITS AND GOODWILL.  IN NO EVENT SHALL FOREST’S LIABILITY HEREUNDER EXCEED THE TOTAL AMOUNT OF CASH COMPENSATION THAT FOREST IS PAID UNDER THIS AGREEMENT.

9.3                                 Indemnification.  Each party shall release, defend (upon the other party’s request), protect, indemnify and save the other party, its employees, contractors, subcontractors (of any tier) and agents harmless from and against all liability, claims, costs, expenses, demands, suits and causes of action of every kind and character arising in favor of or against the first party, its employees, contractors, subcontractors (of any tier) or agents, on account of personal injuries to or death of any person, or damages to or the loss or destruction of property, in anywise incident to or in connection with or arising out of:  (a) the presence of any of such party’s employees, contractors, subcontractors (of any tier) or agents on the other party’s premises or (b) the negligent act or omission of such party or its employees, contractors, subcontractors (of any tier) or agents.  The foregoing shall not be interpreted to require either party to indemnify the other party against the gross negligence or willful misconduct of a party, its employees, contractors or agents.

9.4                                 Independent Contractor:  The parties hereto agree that the Services rendered by Forest or any of its Affiliates in the fulfillment of the terms and obligations of this Agreement shall be as an independent contractor and not as an employee, and with respect thereto, Forest, Forest’s Affiliates and their respective employees, contractors or agents are not entitled to the benefits provided by Spinco to its employees including, but not limited to, its group insurance and participation in any employee benefit and pension plans maintained by Spinco or any of its Affiliates. Further, nothing stated in this Agreement shall be construed to make Forest or any of its Affiliates an agent, partner or joint venturer of or with Spinco or any of its Affiliates.  No employee, contractor or agent of either Forest or any of its Affiliates shall represent himself to third persons to be other than an independent contractor of Spinco or any of its Affiliates, nor shall he permit himself to offer or agree to incur or assume any obligations or commitments in the name of Spinco or for Spinco without the prior consent and authorization of Spinco.

9.5                                 Complete Agreement.  This Agreement and the Exhibits hereto, the other Transaction Agreements and other documents referred to herein and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

9.6                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

9.7                                 Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Forest or any member of the Forest Group, to:

Forest Oil Corporation

1600 Broadway, Suite 2200

Denver, Colorado 80202
Attention:  General Counsel
Facsimile:  (303) 812-1510

with a copy (which shall not constitute effective notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Attention:  Alan P. Baden
Facsimile:  (917) 849-5337

If to Spinco or any member of the Spinco Group prior to the Distribution Date, to:

SML Wellhead Corporation

c/o Forest Oil Corporation

1600 Broadway, Suite 2200

Denver, Colorado 80202
Attention:  General Counsel
Facsimile:  (303) 812-1510

If to Spinco or any member of the Spinco Group after the Distribution Date, to:

SML Wellhead Corporation

c/o Mariner Energy, Inc.

2101 CityWest Blvd.

Building 4, Suite 900

Houston, TX 77042
Attention:  General Counsel
Facsimile:  (713) 954-5555

with a copy (which shall not constitute effective notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002
Attn:  Kelly B. Rose
Facsimile:  (713) 229-7996

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

9.8                                 Amendment and Modification.  This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto, with a Company Consent.

9.9                                 Successors and Assigns; No Third-Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and Company Consent.  Except for the provisions of Section 9.3, which are also for the benefit of the indemnitees, this Agreement is solely for the benefit of Forest, Spinco and the Company and their respective Subsidiaries, Affiliates, successors and assigns, and is not intended to confer upon any other Persons any rights or remedies hereunder.  For the avoidance of doubt, the parties agree that the Company shall be a third party beneficiary of this Agreement.

9.10                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11                           Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

9.12                           Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

9.13                           References; Construction.  References to any “Article,” “Exhibit,” “Schedule” or “Section,” without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement.  Unless otherwise expressly stated, clauses beginning with the term “including” or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

9.14                           Termination.  Notwithstanding any provision hereof, following termination of the Merger Agreement, this Agreement may be terminated at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Forest.  In the event of such termination, no party hereto or to any other Transaction Agreement (other than the Merger Agreement) shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement (other than the Merger Agreement).

9.15                           Consent to Jurisdiction and Service of Process.  Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consent and submits to, the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, hereby appoints the Corporation Trust Company as such party’s agent in the State of Delaware for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

9.16                           Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.17                           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

9.18                           Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

[Signature page follows]

The parties hereto have executed this Agreement on the date first above written, to be effective as of the Effective Time.

FOREST OIL CORPORATION

By:

SML WELLHEAD CORPORATION

By:

EXHIBIT A

SERVICES PROVIDED BY FOREST TO SPINCO

AND

APPLICABLE RATES, FEES AND CHARGES

Forest shall perform or assist Spinco in performing, under the direction of Spinco or the Company, any services requested by Spinco related to the transition of the Spinco Business from Forest and its Affiliates to Spinco, including but not limited to the following functions (the “Services”):

Accounting

•                  Forest agrees to provide the necessary manpower, systems and other resources necessary to account for the Spinco assets in the same manner and with the same level of diligence as when the Spinco assets were owned by Forest.  Forest shall perform all accounting responsibilities necessary to provide monthly lease operating statements (LOS) by field (or lower classification down to the well level if currently available) and summarized at the Spinco level both by accounting date (Accounting Date LOS), activity date (Activity Date LOS).  Specifically, the accounting services to be provided by Forest shall include, but not be limited to:

•                  General

•                  Assist in the transfer of all pertinent electronic or computer system files, master files and historical records as well as related physical files and source documents from Forest to the Company

•                  Provide accounting output information and reports (Accounting Date LOS, Activity Date LOS and related reports) in a timely manner but no later than [the 25th day following the end of the calendar month]

•                  Revenue Accounting

•                  Calculation and recording of monthly accrued revenues to the well level and/or field level as appropriate

•                  Calculation and recording of monthly accrued severance/production taxes as appropriate

•                  Calculation and recording of associated state and federal royalty obligations and reconciliation of royalty payable accounts

•                  Filing of all state and federal regulatory reports, including MMS 2014 reports, OGAR reports, etc.

•                  Recording of actual revenue receipts from purchasers against accounts receivables and reconciliation of all receivables accounts

•                  Update gas imbalance and pay-out schedules every other month

•                  Maintenance of all revenue, royalty and division of interest master files

•                  Property and Joint Interest Accounting

•                  Calculation and recording of monthly accrued net lease operating expenses, work over costs, and ad valorem taxes to the appropriate account code and well level and/or field level as appropriate

•                  Calculation and recording of monthly accrued capital costs to the appropriate account code and well level and/or field level as appropriate

•                  Preparation and transmission of joint interest billings to partners on operated properties

•                  Recording of actual payments to vendors and partners against accounts payable and reconciliation of all payables accounts

•                  Handle and reconcile cash calls, prepayments, JIB netting, AFE reporting and ancillary accounting tasks associated with the Spinco Assets

•                  Maintenance of all working interest master files

•                  Marketing

•                  Prepare and invoice purchasers for sale of product

•                  Make gas nominations to purchasers

Information Technology

•                  Provide telecommunications and scada support to remote sites (e.g., platforms)

•                  Provide network / systems support to Metairie and Lafayette field offices

•                  Provide network / systems support to corporate personnel supporting Gulf operations (e.g., accounting, G&G, engineering, drilling, land, etc.)

•                  Provide electronic data files for Gulf related data (e.g., production, A/P, A/R, suspense, DOI’s, G&G, etc.)

Real Property

•                  Maintenance and management of fee property/lease file system, and administration of lease payment/expiration/renewal system

•                  Document recordation

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•                  MMS coordination, correspondence and reporting

•                  Preparation of division orders

•                  List of pending transactions (e.g., Unocal)

Legal

•                  Investigation, negotiation, settlement, preparation of releases and drafts relating to operations, environmental, personal injury and other claims

•                  Coordination of property damage based small claims actions resulting from operations

•                  Contract review and preparation

•                  Assistance with land, title and regulatory matters

Operations/Reservoir Engineering

•                  Assistance in transitioning drilling and workover operations and contracts

•                  Assistance with year end reserve evaluation for purposes of preparation of Ryder Scott reserve report

•                  Assistance in reconciliation of reserves for quarterly and bank reports

•                  Assistance with reconciliation of reserves

The applicable rates, fees and charges to be paid to Forest shall be as follows:

Spinco shall pay Forest for services provided under this Agreement based on the time-writing of the Forest employees who perform the services.  Time-writing shall be done according to the hourly rates stated below.  In addition to the hourly charges, Spinco shall reimburse Forest for all out-of-pocket expenses (including without limitation reasonable travel expenses) that Forest incurs in performing under this Agreement.

Accounting:

Clerk – Clerks and other administrative personnel will be billed at a base rate of $19.28/hour plus a burden of 46.8% or $28.30/hour.

Accountant – Accountants will be billed at a base rate of $29.24/hour plus a burden of 52.0% or $44.45/hour

Accounting Manager – Accounting managers will be billed at a base rate of $38.11/hour plus a burden of 54.7% or $58.95/hour.

Control Management – Control management will be billed at a base rate of $55.53/hour plus a burden of 65% or $91.65/hour.

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Marketing:

Clerk – Clerks and other administrative personnel will be billed at a base rate of $24.33/hour plus a burden of 48.0% or $36.00/hour.

Marketing Representative – Marketing representatives will be billed at a base rate of $69.74/hour plus a burden of 64.4% or $114.70/hour.

Information Technology:

Support Specialist/Network Administrator – Support specialists and network administrators will be billed at a base rate of $36.00/hour plus a burden of 50.3% or $54.10/hour.

Programmer – Programmers will be billed at a base rate of $41.80/hour plus a burden of 50.8% or $63.05/hour.

IT Manager – IT managers will be billed at a base rate of $58.08/hour plus a burden of 65.4% or $96.05/hour.

Records Management – will be billed at a base rate of $24.08/hour plus a burden of 49.1% or $35.90/hour.

Real Property:

Analyst – Analysts and administrative personnel will be billed at a base rate of $29.44/hour plus a burden of 49.1% or $43.90/hour.

Landman – Landmen will be billed at a base rate of $57.53/hour plus a burden of 70.0% or $97.80/hour.

Land Manager – Land Managers will be billed at a base rate of $77.74/hour plus a burden of 70.0% or $132.15/hour.

Legal:

Paralegal – Paralegals will be billed at a base rate of $29.85/hour plus a burden of 50.0% or $44.80/hour.

Lawyer – Lawyers will be billed at a base rate of $83.04/hour plus a burden of 70.2% or $141.35/hour.

Operations/Reservoir Engineering:

Clerk – Clerks and other administrative personnel will be billed at a base rate of $23.00/hour plus a burden of 46.9% or $33.78/hour.

Engineering Technician – Engineering technicians will be billed at a base rate of $36.06/hour plus a burden of 49.5% or $53.90/hour.

Engineer – Engineers will be billed at a base rate of $64.90/hour plus a burden of 64.6% or $106.80/hour.

Engineering Manager – Engineering Managers will be billed at a base rate of $83.29/hour plus a burden of 71.3% or $142.65/hour.

Executives:  All Functional Areas:  Base of $115.00/hour plus burden of 82.6% or $210.00/hour.

In all instances, but subject to the availability of particular employees and Forest’s need to conduct its own business in a prudent and cost-effective manner, Forest shall utilize among

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personnel who are competent to perform the transition service in question those employees who bill at the lowest rate.

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EXHIBIT B

PAYMENT INSTRUCTIONS

Until further notice, the following are wire transfer/ACH payment instructions for payment to Forest (or its designee) owing under the terms of the Transition Services Agreement:

Bank Name:

Bank ABA #:

Account Name:

Account #:

Reference:

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